STONE ENERGY CORPORATION
Names Independent Director as Special Liaison
LAFAYETTE, LA. April 19, 2016

In support of Stone’s recent announcement of the retention of professionals to assist in analyzing and considering financial, transactional and strategic alternatives, the Independent Directors of Stone’s Board of Directors recently named current board member David T. Lawrence as a Special Liaison of the Independent Directors to work together with the management of Stone to help with assessing strategic alternatives and restructuring alternatives for Stone.

Andrews Kurth LLP has been hired as special counsel to the Independent Directors.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana, with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.